Registration Statement No. 333-131369

Filed pursuant to Rule 424(b)(3)

Amendment dated March 25, 2008 to

Pricing Supplements No. 64, 72 and 73, each dated October 17, 2007 to Prospectus Supplement and Prospectus each dated January 30, 2006 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 7, 2008 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	117.682%	$5,884,000	March 13, 2008
$5,000,000	114.038%	$5,701,900	March 26, 2008

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 7, 2008 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$13,000,000	123.630%	$16,071,900	March 19, 2008

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 7, 2008 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	124.818%	$6,240,900	March 27, 2008
$5,000,000	120.646%	$6,032,300	March 27, 2008

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$33,000,000	121.003%	$39,931,000	$1,569.29(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $15,323.32 that have been paid in respect of the securities covered by the registration statement on Form F-3 (No. 333-131369) filed by us on January 30, 2006 and at the time of each sale of notes unused fees were in excess of such amount. After giving effect to the registration fee for these offerings, $13,754.03 remains available for future registration fees.